ELECTROGLAS, INC. RE-CONFIRMS SECOND FISCAL QUARTER GUIDANCE

SAN JOSE, CALIFORNIA — October 15, 2008 — Electroglas, Inc. (Nasdaq: EGLS), a leading supplier of wafer probing and software solutions for the semiconductor industry, today announced that it reconfirms its guidance for the second fiscal quarter ending November 30, 2008 of revenue in the $7.0 - $8.5 million range.  Thomas M. Rohrs, the Company’s Chairman and Chief Executive Officer, stated, “We are reconfirming our revenue guidance for the second fiscal quarter despite weakness in the semiconductor market because we are optimistic about our motion control platform business.”

About Electroglas

Electroglas is a leading supplier of innovative wafer probers and software solutions for the semiconductor industry.  For more than 40 years, Electroglas has helped integrated device manufacturers (IDMs), wafer foundries and outsourced assembly and test (OSAT) suppliers improve the overall effectiveness of semiconductor manufacturers’ wafer testing.  Headquartered in San Jose, California, the company has shipped more than 16,500 systems worldwide.  Electroglas’ stock trades on the NASDAQ Captial Market under the symbol “EGLS.”  More information about the company and its products is available at www.electroglas.com.

Safe Harbor Statement

With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include statements relating to the Company’s expected revenue for the second fiscal quarter ending November 30, 2008 and the performance of its motion control platform business.  Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause actual occurrences to differ materially from those anticipated. Such risks include: continued downturn in the semiconductor industry; unanticipated product performance failures and the lack of market acceptance of the EG6000 products; unanticipated problems encountered in manufacturing outsourcing and other outsourcing efforts; unanticipated problems with foreign and domestic tax authorities; an unanticipated lack of resources sufficient to invest in selective new wafer prober development programs; the ability to secure additional funding, if needed; the ability to achieve broad market acceptance of existing and future products; and the loss of one or more of our customers. Other risks include the risks set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed from time to time with the Securities and Exchange Commission.  We caution you not to place undue reliance upon any such forward-looking statements.

The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

Contact:	Tom Brunton
Electroglas, Inc.
(408) 528-3000